SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 2 TO

                                    FORM N-8A


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                      QUALIFIED UNIT INVESTMENT LIQUID
                           TRUST SERIES ("QUILTS")

Address of Principal Business Office (No. & Street, City,
  State and Zip Code):

                           World Financial Center
                           200 Liberty Street
                           New York, New York  10281

Telephone Number (including area code):  (212) 667-7495

Name and Address of Agent for Service of Process:

                           Thomas E. Duggan, Esq.
                           Oppenheimer Capital
                           World Financial Center
                           200 Liberty Street
                           New York, New York  10281

Check Appropriate Box:

                           Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                    YES [X]               NO [  ]


     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 14th day of September, 1995.

                                  (Name of Registrant)

                                  QUALIFIED UNIT INVESTMENT LIQUID TRUST
                                  SERIES ("QUILTS")
                                  (AND SUBSEQUENT SERIES)


                                  By:  Quest for Value Distributors
                                       (as Sponsor)

                                       By:  Oppenheimer Financial Corp.
                                            (as Managing Partner of the
                                            Sponsor)


                                            By: /s/ THOMAS E. DUGGAN
                                                Thomas E. Duggan
                                                Assistant Secretary

[SEAL]


Attest:  /S/ SUSAN A. MURPHY


11205.0010 302616.1